SCHEDULE 14C INFORMATION

                        Information Statement Pursuant to
                              Section 14(c) of the
                         Securities Exchange Act of 1934
                              (Amendment No. _____)

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[ ]      Preliminary Information Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[X]      Definitive Information Statement

                           WESTSIDE ENERGY CORPORATION
                 ..............................................
                (Name of Registrant as Specified In Its Charter)

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                           WESTSIDE ENERGY CORPORATION
                       3131 Turtle Creek Blvd., Suite 1300
                               Dallas, Texas 75219

                              INFORMATION STATEMENT

         This Information Statement is being furnished to provide notice to the holders of shares of common stock, par value $.01 (the "Common Stock"), of Westside Energy Corporation (the "Company") that eight persons beneficially holding 12,377,649 shares of Common Stock in the aggregate representing approximately 57.7% of the outstanding shares of Common Stock, have delivered to the Company written consents (the "Consents") approving the following matters involving the issuances of shares of Common Stock to Craig S. Glick, who was recently employed as the Company's Executive Vice President and General Counsel:

         1. The proposed sale to Mr. Glick of 25,000 shares of Common Stock at such purchase price as he and the Company shall agree or (if no such agreement can be reached) at a purchase price equal to $3.00 per share, a closing price of the Common Stock shortly prior to Mr. Glick's employment;
         2. The proposed grant to Mr. Glick of 225,000 shares of Common Stock as incentive compensation; and
         3. The possible issuances to Mr. Glick of up to 525,000 shares of Common Stock as incentive compensation upon the market value of the Common Stock achieving certain levels. The share sale, grant and issuance described in 1, 2 and 3 immediately preceding are referred to hereinafter collectively as the "Share Issuances."

This Information Statement provides certain information regarding the Share Issuances to those stockholders who have not given their written consents to the foregoing actions.

         The record date for determining stockholders entitled to receive this Information Statement has been established as the close of business on September 7, 2006 (the "Record Date"). On that date, there were 21,460,935 shares of Common Stock outstanding and entitled to vote upon the Share Issuances. Because the Company's certificate of incorporation does not provide otherwise, Nevada Revised Statute (the "NRS") Section 78.320(2) allows any action that may be taken at any annual or special meeting of the Company's stockholders to be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The affirmative vote of a majority of the outstanding shares of Common Stock is required to approve the Share Issuances. Thus, as a result of the directors' approval and the Consents already obtained, all corporate approvals necessary for the Share Issuances have been obtained; accordingly, no additional written consents from any other stockholders are being sought. In accordance with applicable law, the Share Issuances will not become effective until at least 20 days after the date this Information Statement is sent to Stockholders. This Information Statement is first being given to Stockholders on or about September 18, 2006. It also constitutes any notice required by the NRS.

         The principal executive offices of the Company are located at 3131 Turtle Creek Blvd., Suite 1300, Dallas, Texas 75219.

                WE ARE NOT ASKING YOU FOR A CONSENT OR PROXY AND
               YOU ARE REQUESTED NOT TO SEND US A CONSENT OR PROXY

                               THE SHARE ISSUANCES

         Management believes that the Company's success, in part, depends on the Company's ability to attract and retain qualified personnel. To attract qualified personnel, management believes that it must offer competitive compensation arrangements and other benefits, including equity participation. Management also believes that, once the Company has hired qualified personnel, appropriate incentives must be given to them to motivate them to work their hardest, and make personal sacrifices to promote the interests of the Company and its stockholders, and to achieve the Company's goals set by the Board of Directors. For these incentives to work effectively, the interests of senior executives must be aligned with the interests of stockholders. Management believes that these interests can be so aligned by allowing or causing key personnel to own or earn shares of the Company's common stock, thus rewarding them when the market value of such stock appreciates and the value of the shareholdings of stockholders increases. The Share Issuances are intended to align the interests of Craig S. Glick, a key executive, with the interests of stockholders and ultimately to enhance stockholder value.

         The Share Issuances are comprised of the following:

         1. The proposed sale to Mr. Glick of 25,000 shares of Common Stock at such purchase price as he and the Company shall agree or (if no such agreement can be reached) at a purchase price equal to $3.00 per share, a closing price of the Common Stock shortly prior to Mr. Glick's employment (such sale is referred to in the New Plan Benefits table below as the "Incentive Share Sale");
         2. The proposed grant to Mr. Glick of 225,000 restricted shares of Common Stock (subject to forfeiture) as incentive compensation (such issuance is referred to in the New Plan Benefits table below as the "Incentive Share Grant"); and
         3. The possible issuances to Mr. Glick of up to 525,000 shares of Common Stock as incentive compensation upon the market value of the Common Stock achieving certain levels (such issuances are referred to in the New Plan Benefits table below as the "Performance Incentive Issuances").

For more information about the Shares Issuances (particularly the conditions that must be satisfied before the majority of the Incentive Share Grant will vest and before the Performance Incentive Issuances may occur), see the discussion of Mr. Glick's employment contained in "Compensation Agreements with Key Personnel - Craig S. Glick" below.

         The Company sought Mr. Glick as an employee because management believed that the addition of Mr. Glick's experience and expertise would greatly enhance the Company's capabilities with regard to acquisitions, corporate finance, corporate governance, and legal matters. Management believes that the Company is already greatly benefiting from the addition of Mr. Glick as a full-time employee. The following paragraph gives some information about Mr. Glick, his background and his experience.

         Mr. Glick became a director in January 2006, and in August 2006 was appointed Executive Vice President and General Counsel. Mr. Glick was a co-founder of Kosmos Energy, LLC in 2003 was Senior Vice President and General Counsel until July 2006. From 1999 to 2003, he was President of Hunt Resources, Inc. and Senior Vice President of Hunt Oil Company. Mr. Glick was General Counsel and Chief Financial Officer of Gulf Canada Resources Ltd. from 1994 to 1999. Mr. Glick was in charge of acquisitions for Torch Energy Advisers in 1994. Previously, Mr. Glick was an attorney with Vinson & Elkins, LLP, where he became a partner in 1993. Mr. Glick received a B.A. in political science from Tulane University and holds a J.D. from the University of Texas School of Law.

         The Company's agreement to the Shares Issuances was necessary to induce Mr. Glick to accept employment with the Company. Moreover, the Company's Board of Directors believes that the Share Issuances will further align Mr. Glick's interests with those of the Company's stockholders, and will give to him further incentives to work his hardest, and make personal sacrifices to promote the interests of the Company and its stockholders, and to achieve the Company's goals set by the Board of Directors. However, certain rules of the American Stock Exchange preclude the Share Issuances without the prior approval by the holders of a majority of the Company's common stock. Accordingly, the Board of Directors sought and has obtained the required stockholder approval of the Share Issuances.

                              NEW PLAN BENEFITS (1)

                 I.Incentive          II. Incentive          III. Performance
                 Share Sale           Share Grant            Incentive Issuances
                 ---------------------------------------------------------------

Name &           Dollar    Number     Dollar      Number     Dollar     Number
Position         Value ($) of Units   Value ($)   of Units   Value ($)  of Units
--------------------------------------------------------------------------------

Craig S. Glick,  (2)       25,000     $697,500    225,000    $ (4)      Up to
Director,                  shares     (3)         shares                525,000
Executive Vice                                                          shares
President
and General Counsel

         (1) Craig S. Glick is an executive officer of the Company. Because he is the sole person reflected in the table, information regarding "Executive Group," "Non-Executive Director Group" and "Non-Executive Officer Employee Group" has been omitted.
         (2)      The Company expects to offer to sell these incentive shares
                  (a) at market price, if the market price of the Company's common stock declines below $3.00 per share, or (b) at $3.00 per share, if the market price of the Company's common stock rises above $3.00. Because of the preceding expectations, these incentive shares are believed to provide negligible value to Mr. Glick because the expected purchase price should approximate recent market prices of the Company's shares, some of which have been greater and some of which have been less than $3.00, the only expected purchase price other than market price. Mr. Glick will bear the loss from price declines below the purchase price. The closing price of the Company's shares on August 25, 2006, the date on which the issuance of the shares received stockholder approval, was $2.97.
         (3) This value is computed based on the $3.10 closing price of the Company's shares on September 13, 2006, without deduction for the risk of forfeiture.
         (4) The Company believes that the value of these shares is currently indeterminable due to the requirement that the Company's share price reach and maintain certain levels before the shares are issued and due to the inability to assign probabilities (based on established methodologies) that these levels will be reached and maintained.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth, as of September 7, 2006, the number of shares of the Company's Common Stock beneficially owned by (i) each director of the Company; (ii) each of the Company's executive officers; (iii) each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock; and (iv) all executive officers and directors as a group. Unless otherwise indicated, each person has sole voting and dispositive power over such shares. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days are treated as outstanding only when determining the amount and percent owned by such group or person. Unless otherwise indicated, the address for each person named in the table is 3131 Turtle Creek Blvd., Suite 1300, Dallas, Texas 75219.

         Name and Address of                          Beneficial Ownership
         Beneficial Owner                             Number           Percent

         Jimmy D. Wright                             3,435,693 (1)     15.8%

         Keith D. Spickelmier                        2,636,260 (2)     12.1%

         Douglas G. Manner                             437,666          2.0%

         John T. Raymond                                65,316            *

         Herbert C. Williamson                          15,316            *

         Craig S. Glick                                 42,666            *

         Sean J. Austin                                 54,972            *

         All directors and officers                  6,687,889 (3)     31.0%
         as a group (seven persons)

         Wellington Management Company, LLP          3,971,380 (4)     18.3%
         75 State St
         Boston, MA  02109

         Spindrift Investors (Bermuda) L.P.          1,616,480 (5)      7.5%
         Clarendon House, 2 Church Street
         Hamilton, Bermuda

         Spindrift Partners,  L.P.                   1,376,200 (6)      6.4%
         75 State St
         Boston, MA  02109

         *    Less than one percent

(1) Represents shares held by Westside Resources, L.P., which is controlled by Mr. Wright who has sole voting and investment power over these shares. Includes 253,608 shares that may be purchased pursuant to warrants that are currently exercisable
(2) Includes 266,392 shares that may be purchased pursuant to warrants that are currently exercisable. Does not include 95,000 shares held by Mr. Spickelmier's spouse, and 46,000 shares held by two family trusts. Mr. Spickelmier disclaims ownership of the shares held by his spouse and the family trusts.
(3)      Includes 520,000 shares underlying currently exercisable warrants.
(4) Wellington Management Company, LLP ("WMC") has advised the Company that clients of WMC are the record holders of all of the 3,971,380 shares reflected in the table. However, in its capacity as investment advisor, WMC may be deemed to own beneficially all of the 3,971,380 shares reflected in the table. Of these shares, 1,616,480 shares are also included in the table in the figure of shares beneficially owned by Spindrift Investors (Bermuda) L.P., and 1,376,200 shares are also included in the table in the figure of shares beneficially owned by Spindrift Partners, L.P.
(5) Wellington Management Company, LLP ("WMC") acts as investment adviser to this beneficial owner. In such capacity, Wellington holds voting and dispositive power over the shares held by this beneficial owner and, therefore, is deemed to share beneficial ownership of the shares. These 1,616,480 shares are also included in the table in the figure of shares beneficially owned by WMC.
(6) Wellington Management Company, LLP ("WMC") acts as investment adviser to this beneficial owner. In such capacity, Wellington holds voting and dispositive power over the shares held by this beneficial owner and, therefore, is deemed to share beneficial ownership of the shares. These 1,376,200 shares are also included in the table in the figure of shares beneficially owned by WMC.

                             EXECUTIVE COMPENSATION

                           Summary Compensation Table

         The following table sets forth the compensation paid by the Company to its Chief Executive Officer for services in all capacities during the fiscal years ended December 31, 2005 and December 31, 2004, and to its Vice President/Corporate Controller during the fiscal year ended December 31, 2005 (no other executive officer of the Company had total annual salary and bonus for the fiscal years ended December 31, 2005 or 2004 exceeding $100,000, and no other executive officer of the Company received any remuneration for the fiscal year ended December 31, 2003.) For purposes hereof, the officers of the Company listed in the table below are referred to herein as the "Named Executive Officers."

                         Summary Compensation Table (1)

                        Annual                                   Long-Term
                        Compensation                             Compensation

(a)                       (b)         (c)               (d)        (f)
                        Fiscal
Name and                Year                                     Restricted
Principal Position      Ended        Salary            Bonus     Stock Awards

Jimmy D. Wright        12/31/05     $150,000           $0          $0
Chief Executive        12/31/04      $25,000 (2)       $0          $0
Officer

Sean J. Austin         12/31/05      $92,167 (3)   $20,000 (4)    $80,000 (5)
Vice President and
Corporate Controller

         (1) The Columns designated by the Commission for the reporting of certain other annual compensation, securities underlying options/SARs, long term incentive plan payouts, and all other compensation, have been eliminated as no such other annual compensation, underlying securities, payouts or compensation were awarded to, earned by, paid to or outstanding with respect to any specified person during any fiscal year covered by the table.
         (2) Mr. Wright started receiving his salary on November 1, 2004. Prior to that time, he worked without remuneration.
         (3) Mr. Austin became Vice President and Corporate Controller on May 4, 2005.
         (4) In connection with Mr. Austin's employment, the Company granted to him a sign-on bonus of 5,000 shares. The figure in the table is based on the 5,000 shares granted multiplied by $4.00, the most recent closing price of the Company's stock prior to the date of grant.
         (5) In connection with Mr. Austin's employment, the Company granted to him 20,000 restricted shares. These restricted shares are subject to vesting. Of these shares, 10,000 became vested on the first anniversary date of the employment agreement, and 10,000 may become vested on the second anniversary date of the employment agreement (subject to Mr. Austin's continued employment). The figure in the table is based on the 20,000 restricted shares granted multiplied by $4.00, the most recent closing price of the Company's stock prior to the date of grant. These 20,000 restricted shares had a value of $70,000 as of the end of 2005, based on the $3.50 closing price of the Company's stock on December 30, 2005. Mr. Austin will be entitled to receive on these shares any dividends paid by the Company on its shares of common stock; however, the Company does not now intend to pay any dividends on its shares of common stock for the foreseeable future.

                             Stock Option/SAR Grants

         During the fiscal year ended December 31, 2005, the Company did not grant any stock options or stock appreciation rights to any Named Executive Officers.

                   Option/SAR Exercises and Option/SAR Values

         During the fiscal year ended December 31, 2005, no Named Executive Officers exercised any stock options to acquire shares of the Company's stock or any stock appreciation rights. As of December 31, 2005, no Named Executive Officers held any stock options to acquire shares of the Company's stock or any stock appreciation rights that were (in either case) awarded as compensation.

                   Compensation Agreements with Key Personnel

Douglas G. Manner

            On January 1, 2006 the Company entered into a two-year employment agreement with Douglas G. Manner, the Company's Chief Executive Officer, which may be terminated earlier upon a change of control of the Company. The agreement provides for an annual salary of $175,000 and a sign-on bonus payable in the Company's shares, the number of which, up to a maximum of 225,000 shares (and subject to vesting by thirds), equals 150% of the number of the Company's shares that he purchases from us in cash before June 1, 2006. Mr. Manner timely purchased 150,000 shares. As a result, Mr. Manner became entitled to the maximum 225,000 bonus shares, of which one-third vested upon Mr. Manner's purchase, and provided he is then employed by us, another one-third shall vest upon each of the first and second of anniversaries of his employment agreement, except that if a change of control of the Company occurs his rights to all of the bonus shares shall immediately vest. The agreement also provides for grants of incentive shares in increments of 100,000 shares of the Company's common stock (for a total of 600,000 shares) each time that the 30-day trailing average of the Company's stock's closing price equals or exceeds in succession $5.00, $6.00, $7.00, $8.00, $9.00 and $10.00 for the first time. If a change of control of the Company occurs, Mr. Manner's right to all of the remaining incentive shares shall immediately vest. Provided he meets eligibility criteria, Mr. Manner may also participate in any employee benefit plans that the Company has or later establishes for its employees.

Jimmy D. Wright

         Jimmy D. Wright receives an annual salary of $175,000 for his services as the Company's President and Chief Operating Officer. This salary is subject to change at any time and for any reason by the Company's Board of Directors.

Craig S. Glick

            On August 23, 2006, the Company entered into a two-year employment agreement with Craig S. Glick, the Company's Executive Vice President and General Counsel, which may be terminated earlier by him upon a change of control of the Company. The agreement provides for an annual salary of $175,000 and entitles him, provided certain regulatory requirements are met, to purchase 25,000 of the Company's shares at $3.00 per share if the Company cannot agree on another price. If Mr. Glick purchases the 25,000 shares, he then becomes entitled to a sign-on bonus of 225,000 shares, one third of which vest immediately, and one-third of which vest on the first and second anniversaries of his employment, and all of which vest upon a change of control. The agreement also provides for grants of incentive shares in increments of 87,500 shares of the Company's common stock (for a total of 525,000 shares) each time that the 30-day trailing average of the Company's stock's closing price equals or exceeds in succession $5.00, $6.00, $7.00, $8.00, $9.00 and $10.00 for the first time.
If a change of control of the Company occurs, Mr. Glick's right to all of the remaining incentive shares shall immediately vest. Provided he meets eligibility criteria, Mr. Glick may also participate in any employee benefit plans that the Company has or later establishes for its employees.

Sean J. Austin

            The Company has an employment agreement with Sean J. Austin, the Company's Chief Financial Officer, which does not have a stated term. His agreement provides for an annual salary of $160,000, subject to annual review, and a grant 25,000 shares of the Company's common stock, 5,000 of which vested on signing, 10,000 of which vested on the first anniversary of his employment agreement, and 10,000 of which shall vest, provided he is then employed, on the second anniversary of his employment agreement. The agreement also provides for grants of incentive shares increments of 20,000 shares of the Company's common stock (for an total of 120,000 shares) each time that the 30-day trailing average of the Company's common stock closing price equals or exceeds in succession $5.00, $6.00, $7.00, $8.00, $9.00 and $10.00 for the first time. If a change of control of the Company occurs, Mr. Austin's right to all of the remaining incentive shares shall immediately vest. Provided he meets eligibility criteria, Mr. Austin may also participate in any employee benefit plans that the Company has or later establishes for its employees.

                              Director Compensation

         Each member of the Company's Board of Directors who is not employed by us receives an $7,500 annual fee for service on the Board and $1,000 for each meeting attended. In lieu of any cash or equity compensation, the Company pays the Chairman of the Board $6,000 monthly for his service as Chairman. The Company pays the Chairman of the Audit Committee of the Board an additional $3,750 annually for service as committee chair, and $1,875 annually to each other member of this committee. The Company pays the Chairman of the Compensation Committee an annual fee of $2,500 for service as chair of this committee. The Company also reimburses its non-employee Directors for their reasonable expenses to attend Board meetings.

         Each non-employee director, other than the Chairman, is eligible for awards of the Company's common stock under the Company's 2005 Director Stock Plan. The Company awards each non-employee director 12,666 shares of when he or she first becomes a director. The initial award is comprised of 4,222 unrestricted shares, and 8,444 restricted shares, one-half of which vest, if the director is then a member of the Board, on each of the first and second anniversaries of the award date. The Company also awards each non-employee director 2,650 shares of the Company's common stock for annual service on the Board, of which 884 shares are unrestricted, and 1,766 are restricted, one-half of which vest, if the director is then a member of the Board, on the first and second anniversaries of the award date.

                                VOTING SECURITIES

         The class of stockholders entitled to execute written consents to authorize the Share Issuances is the owners of Common Stock of the Company. Each share of Common Stock entitles its owner to one vote. Common Stock is the only outstanding class of voting securities authorized by the Company's restated articles of incorporation.

         Stockholders owning shares of Common Stock constituting more than fifty percent of the outstanding Common Stock entitled to vote gave their written consent to the Share Issuances on or before August 25, 2006. Under Nevada law, such consent authorizes the Share Issuances.

                       SUBMISSION OF STOCKHOLDER PROPOSALS
                             FOR 2007 ANNUAL MEETING

         Stockholders wishing to submit proposals for consideration by the Company's Board of Directors at the Company's 2007 Annual Meeting of Stockholders should submit them in writing to the attention of the Chairman of the Board of the Company not later than 5:00 p.m., Central Time, February 13, 2007 so that they may be considered by the Company for inclusion in its proxy statement and form of proxy for that meeting.


                               By Order of the Board of Directors,



                               Douglas G. Manner,
                               Chief Executive Officer
Dallas, Texas
September 18, 2006